UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 24, 2004

PROGRESS ENERGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina

(State or Other Jurisdiction of Incorporation)

1-15929	56-2155481
(Commission File Number)	(IRS Employer Identification No.)

410 S. Wilmington Street, Raleigh, North Carolina	27601-1748
(Address of Principal Executive Offices)	(Zip Code)

919-546-6111

(Registrant’s Telephone Number, Including Area Code)

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

ITEM 8.01 OTHER EVENTS

Progress Energy (the “Company”) announced on September 24, 2004 that the total damage resulting from Hurricanes Charley, Frances and Ivan is estimated at $310 to $330 million. This total cost estimate is comprised of approximately $295 to $315 million in Florida and approximately $15 million in the Carolinas. These figures are estimates, and actual costs may vary from these figures.

In Florida, the Company has a storm reserve to cover O&M expenses related to storm restoration. The Company collects $6 million per year through customer rates and had a total of approximately $45 million in the reserve through August 31, 2004. Existing Florida commission rules permit the Company to seek recovery of O&M amounts in excess of the storm reserve balance. As a result of this storm damage, the Company will exceed the current balance in the Florida storm reserve but is still accounting for those storm costs that will be applied toward the reserve.

In the Carolinas, the Company does not have a storm reserve, but has the option to request and seek commission approval for deferral of storm costs. The hurricane damage in the Carolinas resulted in approximately $13 million of additional O&M expense. The Company plans to seek North Carolina Utilities Commission approval to defer its 2004 storm expenses.

The impact of storm costs from Hurricanes Charley, Frances and Ivan will substantially reduce the Company’s 2004 tax liability. The reduction in income tax liability will result in a decrease in synthetic fuel production because of the Company’s diminished ability to recognize corresponding Section 29 tax credits. The Company is evaluating options to offset some of the losses from these storms. Without these offsets, the Company’s ability to recognize tax credits in 2004 is based on an estimated 6 million to 7 million tons of production, down from the original estimate of 11 million to 12 million tons.

The Company has sufficient liquidity to fund the hurricane-related expenses.

This report contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex government laws and regulations, including those relating to the environment; the impact of recent events in the energy markets that have increased the level of public and regulatory scrutiny in the energy industry and in the capital markets; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered (stranded) costs; the uncertainty regarding the timing, creation and structure of regional transmission organizations; weather conditions that directly influence the demand for electricity; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on the Company’s commercial and industrial customers; the ability of the Company’s subsidiaries to pay upstream dividends or distributions to it; the impact on the facilities and the businesses of the Company from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the ability to successfully access capital markets on favorable terms; the impact that increases in leverage may have on the Company; the ability of the Company to maintain its current credit ratings; the impact of derivative contracts used in the normal course of business by the Company; investment performance of pension and benefit plans and the ability to control costs; the availability and use of Internal Revenue Code Section 29 (Section 29) tax credits by synthetic fuel producers and the Company’s continued ability to use Section 29 tax credits related to its coal and synthetic fuels businesses; the impact to the Company’s financial condition and performance in the event the Company is required to refund previously taken Section 29 tax credits; the Company’s ability to successfully integrate newly acquired assets, properties or businesses into its operations as quickly or as profitably as expected; the Company’s ability to manage the risks involved with the operation of its nonregulated plants, including dependence on third parties and related counter-party risks, and a lack of operating history; the Company’s ability to manage the risks associated with its energy marketing operations; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact the Company’s subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGRESS ENERGY, INC.
Registrant

By:	/s/ Geoffrey S. Chatas
Geoffrey S. Chatas
Executive Vice President and
Chief Financial Officer

Date: September 27, 2004